EXHIBIT 10.2

VOLCOM, INC.

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made effective as of                     , 2011 (the “Effective Date”) between Volcom, Inc., a Delaware corporation (the “Company”) and                      (“Executive”).

WHEREAS, the Company currently employs Executive; and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to provide certain protections to Executive in the event of a Change in Control.

NOW, THEREFORE, in consideration of Executive’s continued employment as an officer with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Term of Agreement. This Agreement shall be for an initial term that continues in effect through the third anniversary of the Effective Date. The term of Agreement, however, may be terminated by written notice of termination of this Agreement provided to Executive, and in the event any such termination notice is delivered to Executive then, notwithstanding the preceding sentence concerning automatic renewals, the term of this Agreement shall be deemed terminated effective as of December 31 of the second full calendar year following the date on which such notice of termination of the Agreement is delivered to Executive.

2.	Certain Definitions.

The following capitalized terms shall have the meanings set forth below.

A.	“Annual Bonus” shall mean the actual annual bonus paid to Executive for the fiscal year ending December 31, 2010.

B.	“Cause” shall mean:

(i)	Executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards the Company;

(ii)	Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to it regardless of whether a criminal conviction is obtained;

(iii)

Executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time), which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand specifically identifies the manner in which the Company believes that

Executive has failed to devote substantially all of his business time to the Company’s business affairs;

(iv)	Executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company; or

(v)	Executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Company’s Board of Directors.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

C.	“Change in Control” of the Company will occur for purposes of this Agreement if:

(i)	Any person or group of persons acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership as a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities in the Company representing 30% or more of the combined voting power of the Company’s outstanding securities;

(ii)	A majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not approved by a majority of the Directors before the date of the appointment or election;

(iii)	The Company is merged, consolidated or combined with another corporation or entity, including without limitation, a reverse or forward triangular merger, and the Company’s stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving or resulting corporation or entity after the transaction;

(iv)	A tender offer or exchange offer is made and consummated by a person or group of persons other than the Company for the ownership of 30% or more of the Company’s voting securities; or

(v)	There is a disposition, transfer, sale or exchange of all or substantially all of the Company’s assets, or a plan of liquidation or dissolution of the Company in which there is a disposition, transfer, sale or exchange of all or substantially all of the Company’s assets.

D.	“Code” means the Internal Revenue Code of 1986, as amended.

E.	“Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company; provided that such date shall not be less than twenty (20) days nor more than forty-five (45) days following: (i) the date specified by the Company in the notice of discharge of Executive’s employment without Cause, or (ii) the date specified by Executive in the notice of Executive’s resignation for Good Reason.

F.	“Executive” shall mean the executive of the Company who is a party to this Agreement and in the event of Executive’s death after a “qualifying” termination pursuant to Section 4 hereof, then the term “Executive” shall include his estate.

G.	“Good Reason” means the occurrence of any of the following without the prior written consent of Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination:

(i)

A material diminution in Executive’s authority, duties or responsibilities, or a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, as in effect immediately prior to the Change in Control;[1]

(ii)	A material diminution by the Company in Executive’s aggregate annualized base compensation;

(iii)	The relocation of Executive’s principal place of employment immediately prior to the Change in Control Date (the “Principal Location”) to a location which is both further away from Executive’s residence and more than fifty (50) miles from such Principal Location; or

(iv)	Any other action by the Company that constitutes a material breach of any material provision of this Agreement;

provided, however, that Executive must provide notice to the Company of the existence of the condition constituting “Good Reason” within ninety (90) days of the initial occurrence of such condition, and the Company shall have sixty (60) days to remedy such “Good Reason” condition.

H.	“Involuntary Termination” shall mean (i) Executive’s Separation from Service by reason of a termination of employment by the Company other than for Cause or (ii) a Voluntary Termination for Good Reason.

I.	“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for

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For Douglas Collier, add: “including, without limitation, the material diminution in Executive’s authority, duties and responsibilities such that Executive no longer serves as the Chief Financial Officer of a publicly traded corporation;”

termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Any purported termination by either party other than pursuant to a Notice of Termination shall not be effective.

J.	“Option Plans” shall mean the Company’s stock option plans, incentive plans, equity participation plans, or other similar plans, and any stock option agreements or other equity award agreements used in connection therewith.

K.	“Separation from Service” with respect to Executive shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h), with the Company, and the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company.

L.	“Specified Employee” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i). For these purposes, Executive’s compensation shall be determined under Treasury Regulation Section 1.415(c)-2(a) and applied as if the Company were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the elective special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the elective special rules provided in Treasury Regulation Section 1.415(c)-2(g).

M.	“Termination Base Salary” shall mean Executive’s base salary at the rate in effect at the time the Notice of Termination is given or, for purposes of a Change in Control, if a greater amount, Executive’s base salary at the rate in effect immediately prior to the Change in Control.

N.	“Voluntary Termination for Good Reason” shall mean Executive’s Separation from Service by reason of Executive’s resignation from employment with the Company for Good Reason.

3.	Termination for Cause. The Company may terminate Executive for Cause at any time, including following a Change in Control, upon written notice to Executive.

4.

Severance Benefits Following Involuntary Termination Upon or Following a Change in Control. Subject to Executive’s compliance with Section 12, in the event that Executive has an Involuntary Termination upon or within two (2) years following a Change in Control, Executive shall receive the following compensation and benefits from the Company provided under this Section 4. The payments made under Sections 4(B) and (C) shall be paid in a cash lump sum on such date determined by the Company within the ten (10) day period commencing on the sixtieth (60th) day after the date of Executive’s Separation from Service; provided, however, that if Executive is a Specified Employee on the date of Executive’s Separation from Service, any payments made under Sections 4(B) and (C) shall be paid as provided in Section 11(B) hereof.

A.	Accrued Obligations. The Company shall pay to Executive when otherwise due Termination Base Salary and any other accrued obligations through the Date of Termination.

B.	Severance Benefit. The Company shall pay to Executive an amount equal to times the sum of Executive’s Termination Base Salary plus Annual Bonus.

C.	Prorated Bonus. In consideration of service through the Date of Termination, the Company shall pay to Executive an amount equal to the Annual Bonus, multiplied by a fraction, the numerator of which equals the number of days from the beginning of the calendar year through and including the Date of Termination, and the denominator of which equals 365.

D.	Equity Awards. Notwithstanding any provisions to the contrary in any of the Option Plans, (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (ii) all outstanding shares of restricted stock and any other outstanding equity awards held by Executive shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Date of Termination. No option may be exercised at any time past the term of such option (or, if earlier, the tenth anniversary of the original date of grant).

E.	Welfare Benefits. For a period of months following the date of the Involuntary Termination, Executive and his dependents shall be provided with health insurance benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of the Involuntary Termination; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to Executive as in effect immediately prior to the date of the Involuntary Termination. Such benefits shall be provided through insurance maintained by the Company under the Company’s benefit plans and in a manner that complies with Treasury Regulation Section 1.409A-1(a)(5). Notwithstanding the foregoing, Executive shall cease to receive such health insurance benefits on the date Executive accepts employment with a subsequent employer.

F.	Outplacement Services. Executive shall receive reasonable outplacement services, on an in-kind basis, suitable to his position and directly related to Executive’s Involuntary Termination, for a period of months following the date of the Involuntary Termination, in an aggregate amount of cost to the Company not to exceed $25,000. Notwithstanding the foregoing, Executive shall cease to receive outplacement services on the date Executive accepts employment with a subsequent employer. Such outplacement services shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(9)(v)(A).

5.	Best Pay Provision. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 5, including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

6.	Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Section 4(E), shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.

7.	Successor Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Agreement and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All references herein to the Company shall include the Successor entity. Failure of the successor entity to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for good cause.

8.	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

9.	Dispute Resolution. If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

A.	The Company will, within ten (10) business days of the Notice, appoint a single arbitrator. The arbitrator will set the rules and timing of the arbitration, but will generally follow the rules of the American Arbitration Association and this Agreement where same are applicable and shall provide for written fact findings.

B.	The arbitration hearing will in no event take place more than ninety (90) days after the appointment of the arbitrator.

C.	The arbitration will take place in Orange County, California, unless otherwise unanimously agreed to by the parties.

D.	The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

10.	Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

11.	Compliance With Code Section 409A.

A.

Compliance with Section 409A. Certain payments and benefits payable under this Agreement are intended to comply with the requirements of Section 409A. This Agreement shall be interpreted in accordance with the applicable requirements of Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder. If the Company and Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) do not comply with Section 409A, the Company and Executive agree to amend this Agreement, or take such other actions as the Company and Executive deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, while preserving the economic agreement of the parties. In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4), if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, and such provision shall otherwise remain in full force and effect.

B.	Delayed Distribution under Section 409A. If Executive is a Specified Employee on the date of Executive’s Separation from Service, the Section 409A Payments and any other payments or benefits under this Agreement that are subject to Section 409A shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and such payments or benefits shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i), all payments deferred pursuant to this Section 11(B) shall be paid in a lump sum payment to Executive (or Executive’s estate, in the event of Executive’s death). Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

12.	General Release; Restrictive Covenants.

A.	General Release. As a condition to payment and provision of benefits under this Agreement to Executive or Executive’s estate, Executive agrees that Executive (or Executive’s trust or estate, as applicable) shall execute and deliver within fifty (50) days following the date of Executive’s Separation from Service, and not revoke within any revocation period required by law, a general release of claims in favor of the Company and its employees, directors, agents and affiliates in a form acceptable to the Company in its sole and absolute discretion.

B.

Non-Disparage. As an inducement for the Company to enter into this Agreement and as a condition to payment and provision of benefits hereunder, Executive agrees that Executive shall refrain throughout the term of this Agreement, and for a period of one (1) year following the Date of Termination from publishing any oral or written statements about Company, any of its affiliates or any of Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory, (ii) disclose private information about or confidential information of Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (iii) place Company, any of its affiliates, or any of Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

C.	Non-Solicitation. As an inducement for the Company to enter into this Agreement and as a condition to payment and provision of benefits hereunder, Executive agrees that for a period of one (1) year following the Date of Termination, Executive shall not, directly or indirectly knowingly induce any person in the employment of the Company to (i) terminate such employment, or (ii) accept employment, or enter into any consulting arrangement, with anyone other than the Company.

D.	Reasonable Restrictions. Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing his profession, or cause him economic hardship. Executive represents that he (i) is familiar with the foregoing covenants, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time and scope of these covenants.

13.	Cooperation. During Executive’s employment with the Company and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during his employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in performing his obligations hereunder.

14.	Entire Agreement; No Oral Modifications. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement to be effective the date first above written.

EXECUTIVE	VOLCOM, INC.

By
[Name]
[Title]

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